EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-54057, 333-02315, 333-28007, 333-34623, 333-34621, 333-92193, 333-113647, 333-131638, 333-133928, 333-142853, 333-151285, 333-173904, 333-178492, 333-186444, 333-188941, and 333-204084, each on Form S-8 and Registration Statement Nos. 333-55995, and 333-183864 on Form S-3 of our report dated February 26, 2016, which reports express an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting standard in 2015, relating to the consolidated financial statements and financial statement schedule of Sotheby’s and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sotheby’s for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 26, 2016